EXHIBIT 10.9
Financial Adviser Agreement

Party A: Chongqing Zhongbao Investment (Group) Stock Co., Ltd.
Chongqing Zhongbao Investment (Group) Stock Co., Ltd. is a Chongqing registered private company engaging in real estate development, construction, sales, maintenance and management services.

Party B: MorleyMorgan Capital & Investment Group, Ltd.
MorleyMorgan Capital & Investment Group, Ltd. is a Delaware registered financial adviser corporation, assisting Chinese private companies going public in the U.S. and providing services to their financing activities.

Adhering to principals such as equality and voluntarism, mutual benefit and long term corporation, and through friendly negotiation, both Party A and B agreed the following terms in regards of Party A’s going public in the U.S. and obtaining financing on U.S. capital market. Party A delegates Party B, and Party B accepts the delegation as being the financial adviser to Party A.

1.    Key Elements of the Work

1st step: Both parties signed the Financial Adviser Agreement (the “Agreement”) and Party A officially delegates Party B as its exclusive financial adviser.

2nd step: Party B will perform due diligence on Party A, from both legal and financial perspectives. Party A will actively cooperate with Party B providing any relevant information and preparing due diligence answers. Party A will also develop solutions to solve any problems according to the results of the due diligence.

3rd step:

1)
Party A will prepare and collate its financials to meet the U.S. GAAP requirements. Then the U.S. auditors shall perform a financial audit of the Party A’s financial statements. Party A will fully support the auditing process and provide the U.S. auditors with true and accurate financial information and data.

2)
Under the guidance of Party B, Party A will be responsible for the preparation of its business plan, both English and Chinese, and submits to Party B for further revision in order to meet the Wall Street standards. The drafts will finally be revised to English business plan documents.

3)
Party B will be responsible for establishing and registering offshore company for Party A. Under the guidance of Party B, Party A shall register a WOFE controlled by a foreign company in China and complete the overseas restructuring and structure.

4th step: The U.S. lawyers and bankers, fully cooperated by Party A, shall be responsible for completing the Share Exchange Agreement between offshore company and the shell company. At this point, Party A legally becomes a U.S public company on OTCBB market.

5th step: After the reverse merger transaction, Party A will target for getting on to U.S. stock exchange and start preparing related listing work, trying to complete the listing work within 6-9 months to successfully get on to NASDAQ/NYSE. The first-round financing amounted over $40 million will expected to be accomplished at an appropriate time before or after the completion of the listing. Later on, Party A shall launch second-round or third-round financing on the U.S. capital market if continuous funding is needed for business development.

2.    Equity Ownership Allocation

Party A agrees to give 15% of its equity ownership (initial offering shares) to Party B and the original shareholders of the shell company. Party A will own the remaining 85% of the shares and all the unissued shares. Party A’s management agrees that every additional offering should strictly comply with the U.S. corporate laws and regulations.

3.  The Amount of Financing and Pricing

According to Party A’s current financial situation, the first-round financing after going public will temporarily be $40 million. According to the audit results provided by the U.S. auditors, Party B will coordinate with Party A negotiating with investors and seek the highest price.

4.    Party A’s Profit Expectation

Based upon its current financial situation and profitability, Party A estimates that by the end of 2010, its net profit will be $10 million (assume 06/30 be the fiscal year), and by the end of 2011, its net profit will reach $21 million, and $30 million by the end of 2012. Whether the above estimated numbers can be reached should be audited and decided by a U.S. accounting firm which has the U.S. SEC qualification to perform such audit work. Party A should conduct its financial estimation based upon its real profitability and on a reasonable and prudent basis when preparing such estimated numbers.

5.    Proposed Timetable Expected by Party B

Upon the effective date of this Agreement (Party A pays Party B the retainer), with Party A’s full support and coordination, Party B expect to complete the reverse merger transaction within 6-9 months. The detailed timetable shows as follows:

1)	In the first 3-6 months, Party B expects that:
A.
U.S. auditors complete the audit of Party A’s financial statements and submit the audited financial statements. In the case that the audit process is severely delayed due to Party A providing inaccurate financial data and documents, Party A shall be fully responsible for such consequences. Therefore, the process of going public will be postpone correspondingly;

B.	Party A will provide the business plan, both English and Chinese;
C.	Under the guidance of Party B, Party A will complete all the required procedures for establishing the WOFE.

2)	Within the following 3 months, Party B expects that:
A.	Lawyers complete all the legal documents related to the reverse merger transaction;
B.	Both Party A and B complete the negotiation with the shell company and sign all the agreements related to the reverse merger transaction.

6.    Trustiness and Corporation between the Parties

Reverse merger transaction and capital operation on the U.S. market is a complex system. The performance of Party A is truly the basis of the entire process; however, the correct operation is also the key; both are indispensable. Therefore, during the reverse merger transaction and capital operation, the trustiness and corporation between both Parties is of the utmost importance. Party A guarantees it will take Party B’s advice on U.S. capital operation, while Party B promises to try their best to provide advice by taking Party A’s long term interest into consideration.

7.    Liabilities of Party B

•	Recommend an accounting firm having U.S. SEC recognized industry qualifications;
•	Recommend U.S. corporate lawyers and be responsible for communication with these lawyers;
•	Recommend U.S. investment banks work on the reverse merger transaction and financing, developing and implementing the whole plan;
•	Prepare business plan (in English) based upon the bilingual business plan draft (in English and Chinese) provided by Party A;
•
After Party A provides Party B with the business plan, original audited financial statements and quarterly financial reports, Party B will select the shell company for Party A and negotiate with the shell company;

•	Arrange road shows to the U.S. investors for Party A’s team;
•	Organize fiduciary visits for representatives of the shell company and investment banks to Party A’s company;
•	Coordinate with U.S. lawyers cleaning the shell and liabilities in the shell and preparing documents related to the merger;
•
Within 3-9 months after Party A provides Party B with the business plan and audited financial statements and quarterly financial reports, with Party A’s full support, Party B will complete the reverse merger transaction enabling Party A to be a public company on OTCBB market (in the case that the SEC need to inquire further information regarding such transaction, the completion of the transaction can be reasonable delayed, but the chance for such inquires lasting for over 3 months would be little) and the financing as well (the financing could be completed in a couple of months after the reverse merger transaction is done);

•	Contact market makers and be responsible for communications with them;
•	Contact financial printing service company and stock transfer agents;
•	Responsible for delivering Party A all the share certificates that offered by the shell company for such transaction.

8.    Liabilities of Party A

•
Ensure that the Company’s financials are clear and there will not be huge difference between the financials provided and the ones audited. Party A does not have any legal disputes or unexplainable liabilities, or any potential ones;

•
Provide Party B with the draft business plan, both English and Chinese, within the time set forth in the Agreement. Provide Party B with any further documents and instruments as required on a timely basis;

•
Fully coordinate with the U.S. audit firm recommended by Party B and the Chinese staff selected by the audit firm. Firstly, complete the Company’s financial adjustment consulting, and then assist the audit firm in completing the audit report on schedule, and submit such report to Party B by the time set forth in the Agreement;

•	Responsible for providing accommodation for “fiduciary visit” representatives and pay the local transportation fees and accommodation in China for such representatives;
•	Responsible for providing all the related legal documents, such as WOFE business license;
•
Fully coordinate with the U.S. corporate lawyers recommended by Party B; prepare documents related to merger into the shell company and sign such documents to complete the merger with the shell company; provide documents and responses to the SEC “Comments” on a timely basis;

•	Fully coordinate with Party B arranging the financing road shows;
•	Provide related documents and information and truly disclose the Company’s information on a timely basis;
•	Focus on the Company’s operation and ensure achieving the Company’s goal of operation;
•	Pay all the fees set forth in the Agreement.

9.    Fees and Payment

Both Parties agreed that the total fee for the reverse merger transaction (going public on the OTCBB market) is $800,000, which includes U.S. audit fee, U.S. legal fee, purchase of an OTCBB shell, financial adviser fee and other miscellaneous fees, etc. The above expenses will be reimbursed to Party B when incurred.  The payment method shows as follows:

1)
Within 7 days after signing this Agreement, Party A will pay a retainer of $50,000 to Party B, and the Agreement will then be effective, and Party B will start working. The professionals of Party B will provide a series of services, such as legal, financial and investment banking, during the process of the entire operation to ensure the success of the reverse merger and financing transactions.

2)	Before the U.S. audit work starts, Party A will pay $250,000 as audit fees and legal fees, etc.;

3)	Upon the completion of the audit, Party A will pay $400,000 to purchase the shell company;

4)	Upon the completion of purchase the shell and the $40 million financing, Party A will pay the remaining $100,000

10.    PIPE Transaction

As the organizer of this PIPE transaction, Party B will arrange Wall Street investment banks to secure a $40 (or over) million financing as required by Party A.

Commission of the PIPE transaction: 7% of the total financing amount and 10% options on the number of shares sold in this PIPE transaction. Party A pay the fees actually incurred in the financing process (including road show fees and legal fees re financing, etc./ the amount actually spent will be reimbursed)

11.    Warranties by Both Parties

•
Party A delegates Party B as the financial adviser handling the reverse merger and financing transactions. Party B promises to select clean shell (no liability, no legal disputes and no violation of U.S. Securities Act) for Party A. Party B will be fully responsible for any problems caused by the shell;

•
Both Parties agree that after Party A completes the business plan and the original audit report provided by the qualified accounting firm and in accordance with the SEC’s filing requirements, Party B will complete the reverse merger transaction on time with Party A’s full support. Party B will return the payment fully to Party A if the transaction failed to be accomplished on time;

•	If Party A request a cease of the work in connection with going public in the middle of the process, Party B will not return the payment received.

12.
When executing this Agreement in the entire working process, both Parties shall strictly comply with the laws and regulations. Both Parties will be responsible for their activities in China and all the legal documents, respectively. The services provided by Party B in the U.S. should be compliance with related laws and regulations in the U.S. and will be responsible for any related issues. Party B will be in charge of Party A’s U.S. capital operation, including the purchase of OTCBB shell company, market making and marketing, PIPEs, NASDAQ listing, secondary offering after listed on U.S. national stock exchange, mergers between domestic and overseas companies, etc. will be fully compliance with the U.S. securities laws and regulations and shall be responsible for corresponding consequences.

13.
In the case that both Parties have different opinions, such disagreement should be settled through negotiations by both Parties. In the case that the disagreement cannot be settled through negotiations, China shall have the jurisdiction on these issues.

14.	The Agreement shall not be revised. Supplemental agreements shall be signed when special situation occurs and for unaccomplished issues when agreed by both Parties.

15.	This Agreement shall be effective when signed by both Parties. Facsimile signature shall have the same legal effects.

16.	This Agreement is written in Chinese with 4 original copies. Each Party has 2 copies. Each copy has the same legal effects.

Party A: Chongqing Zhongbao Investment (Group) Stock Co., Ltd.

Representative: Haoji Xia

Date: 05/06/2010

Party B: MorleyMorgan Capital & Investment Group, Ltd.

Representative: Jianhua Liu

Date: 05/06/2010